Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Kreido Biofuels, Inc.
Camarillo, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of KREIDO BIOFUELS, INC. of our report on Kreido Laboratories, wholly owned subsidiary of Kreido Biofuels, Inc. dated March 30, 2007 (except for Notes 10 and 13, as to which the date is June 21, 2007) included in the Amended Annual Report on Form 10-KSB/A of Kreido Biofuels, Inc. for the year ended December 31, 2006. Our report contains an explanatory paragraph regarding Kreido Laboratories’ ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Vasquez & Company LLP
Los Angeles, California
January 23, 2008